UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2005

PLAINS EXPLORATION & PRODUCTION COMPANY

(Exact name of registrant as specified in charter)

Delaware	33-0430755
(State of Incorporation)	(I.R.S. Employer Identification No.)

001-31470

(Commission File No.)

700 Milam, Suite 3100

Houston, Texas 77002

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (713) 579-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d2-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 14d2-2(b) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On November 9, 2005, the Board of Directors of Plains Exploration & Production Company (the “Company”) approved an amendment to the Company’s Amended and Restated Credit Agreement with JPMorgan Chase Bank as administrative agent and the lenders party thereto (the “Amendment”), which amends the Company’s five-year, $750 million senior revolving credit facility (the “Credit Facility”). The Amendment modifies the restricted payments covenant and replaces the minimum tangible net worth financial covenant with a debt to EBITDAX covenant.

Additionally, following the regularly scheduled redetermination of the Company’s borrowing base under the Credit Facility, the borrowing base has been increased to $1.2 billion, which will be redetermined on a semi-annual basis, with the Company and the lenders each having the right to one annual interim unscheduled redetermination, and adjusted based on the Company’s oil and gas properties, reserves, other indebtedness and other relevant factors.

Item 9.01 Financial Statements and Exhibits

(c) Exhibit 10.1 —	First Amendment to Amended and Restated Credit Agreement, dated as of November 1, 2005, among Plains Exploration & Production Company, the Guarantors, JPMorgan Chase Bank, N.A. as administrative agent, and the Lenders party thereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS EXPLORATION & PRODUCTION COMPANY

Date: November 14, 2005	/s/ Stephen A. Thorington
Stephen A. Thorington Executive Vice President and Chief Financial Officer

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